EXHIBIT 99.1

5885 Landerbrook Dr., Cleveland, OH 44124 440-753-1490 (T) — 440-753-1491 (F)
www.chart-ind.com

For Immediate Release

Chart Industries Reaches Agreement in Principle with

Senior Lenders on a Restructuring

Company Receives Extension of Waivers and Deferral of Debt Service Payments

CLEVELAND, OH—May 1, 2003—Chart Industries, Inc. (CTIT) announced today that it has reached an agreement in principle with its senior lenders on a restructuring plan and that it is in the process of negotiating definitive agreements and other arrangements necessary to implement the restructuring. As a result, the previously announced waiver of defaults and covenant violations under the Company’s Credit Agreement has been extended to June 30, 2003.

Under the proposed restructuring, which is subject to customary conditions, the existing senior debt approximating $257 million would be converted into a new $40 million revolving credit facility to fund the Company’s working capital and letter of credit requirements and a $120 million term loan, with the balance of the existing senior debt being cancelled in return for a substantial equity ownership position in the Company. Following the restructuring, it is expected that current shareholders will initially own 5% of the Company, plus have an opportunity to acquire up to an additional 5% of equity through the issuance of stock warrants under certain conditions. The agreement in principle with the senior lenders provides that the Company would continue to operate its businesses in the ordinary course during and after the restructuring.

The Company has also entered into an agreement with its senior lenders to amend its existing Credit Agreement. Under the terms of the amendment, the senior lenders have agreed to defer certain interest and principal payments to June 30, 2003 and to permit the Company to sell additional non-core assets. The sale of these assets would provide the Company with increased liquidity for identified working capital requirements and other corporate needs.

Arthur S. Holmes, Chairman and Chief Executive Officer, commented, “After a long, difficult negotiating process, the Company has reached agreement in principle with its lenders on a restructuring plan. The plan contemplates that the Company’s senior lenders would exchange a significant portion of existing debt for a substantial ownership position in the Company’s common stock, which would result in a change of control. Upon completion of the restructuring, the Company’s capital structure would be significantly improved.” Mr. Holmes further stated that, “The details of the debt restructuring would be announced after definitive agreements are finalized.”

This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements or could reduce the liquidity of the Company’s common stock. Such risks and uncertainties include, but are not limited to, continued slowness in the Company’s major markets, the impact of competition, the timing and effectiveness of operational changes and restructuring initiatives intended to increase efficiency and productivity and reduce operating costs, the success of the Company in completing the proposed restructuring, satisfying the conditions of the proposed restructuring, obtaining additional sources of capital and selling certain non-core assets and the ultimate terms and conditions of such transactions, the Company’s ability to satisfy the listing requirements of trading venues other than the NYSE, changes in general economic, political, business and market conditions, the threat of terrorism and the impact of responses to that threat, the end to the war in Iraq and foreign currency fluctuations that may affect worldwide results of operations. The Company does not assume any obligation to update any of these forward-looking statements.

Chart Industries, Inc. is a leading global supplier of standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications. Headquartered in Cleveland, Ohio, Chart has domestic operations located in 11 states and international operations located in Australia, China, the Czech Republic, Germany and the United Kingdom.

For more information on Chart Industries, Inc. visit the Company’s web site at www.chart-ind.com.

Contact:

Michael F. Biehl

Chief Financial Officer

440-753-1490

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